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                                                                  EXHIBIT 99.1

[Schlumberger Limited Letterhead]

January 31, 2000

CellNet Data Systems, Inc.
125 Shoreway Road
San Carlos, CA 94070

Attn:  Mr. John LaMacchia

                                 PROPOSAL LETTER

Dear Mr. LaMacchia:

         This letter and the attached summary of terms (together, the "Proposal Letter") sets forth our proposal concerning the acquisition of all or substantially all of the assets and business operations of CellNet Data Systems, Inc. and its subsidiaries (the "Company"; together with its subsidiaries, the "Debtors") by Schlumberger Limited or one or more entities to be designated by Schlumberger Limited (the "Purchaser") prior to closing (the "Proposed Transaction"). Capitalized terms used herein and not otherwise defined are used herein as defined in the attached summary of terms.

         The terms and conditions of this Proposal Letter are not limited to those set forth herein. Those matters that are not covered or made clear herein or in the attached summary of terms are subject to mutual agreement of the parties. The terms and conditions of this Proposal Letter may only be modified in writing. In addition to the conditions set forth in the attached summary of terms, this Proposal Letter is subject to the receipt of a support letter, in form and substance acceptable to the Purchaser, executed on behalf of certain holders of the Existing Notes.

         The Debtors agree to indemnify and hold harmless the Purchaser and each of its affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with any case or proceeding pursuant to any bankruptcy, insolvency, reorganization, moratorium, or similar law or any restructuring of you or any of your subsidiaries or affiliates or any of the transactions contemplated hereby, whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to claims, damages, losses, liabilities or expenses to the extent that they are determined by the final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party.

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The Debtors agree that this Proposal Letter is for their confidential use only and will not be disclosed except in accordance with the terms of paragraph 12 of the summary of terms.

         This Proposal Letter shall be governed by the laws of the State of New York. Delivery of an executed counterpart of this Proposal Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Proposal Letter. The parties hereto hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Proposal Letter, the transactions contemplated hereby or the actions of the Purchaser in the negotiation, performance or enforcement hereof.

         Please evidence your acceptance of the provisions of this Proposal Letter and the other matters referred to above by signing the enclosed copy of this Proposal Letter and returning it to the undersigned at or before 5:00 P.M. (New York City time) on February 1, 2000, the time at which the Purchaser's proposal set forth above (if not so accepted prior thereto) will expire.

                                            Very truly yours,

                                            SCHLUMBERGER LIMITED

                                            By  /s/  Jean-Marc Perraud
                                               ------------------------
                                            Title:   Treasurer

ACCEPTED this 31st day of
January 2000

CELLNET DATA SYSTEMS, INC.

By /s/  John T. LaMacchia
   --------------------------
Title:  President & Chief Executive Officer

Confidential

Summary of Terms

         The following sets forth the summary of terms with respect to the acquisition of all or substantially all of the assets and business operations of CellNet Data Systems, Inc. and its subsidiaries (the "Company"; together with its subsidiaries, the "Debtors") by Schlumberger Limited or one or more entities to be designated by Schlumberger Limited (the "Purchaser") prior to closing (the "Proposed Transaction").

         1. Assets to be Acquired. Pursuant to a sale under Section 363 of the Bankruptcy Code (a "363 Sale") or to a plan of reorganization of the Debtors, the Purchaser would acquire

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all assets of the Company free and clear of all liens other than certain liens to be agreed (the "Assets"), other than the Excluded Assets (as defined below), used in, held for use in, or related to the business and operations of the Company, including, without limitation, (i) the assets of the Company's subsidiaries or the stock or other ownership interest of the Company in each of its subsidiaries, (ii) intellectual property, (iii) contracts, pending contracts and rights, leases and customer files to be specified by the Purchaser, (iv) all goodwill and other intangibles, and (v) all licenses, permits and other assets necessary to conduct the business. The "Excluded Assets" shall mean such obsolete and redundant equipment to be agreed upon in the asset purchase agreement, CellNet Funding LLC (subject to provisions to be agreed upon in the asset purchase agreement concerning its assets) and other assets to be agreed, including any avoidance actions. The parties agree to work together to determine whether with respect to any subsidiary, the use of an asset sale will impose material tax liability to such subsidiary and in such case, shall consider alternative structures, including a stock acquisition or plan of reorganization to mitigate or eliminate such liability or to facilitate the transfer of FCC licenses and/or preserve the incumbency status of any license holders under FCC docket 97-81; provided, that such alternative structure does not result in any contingent liabilities to the Purchaser or impair the Proposed Transaction in any material way.

         2. Liabilities to be Assumed. The Purchaser will assume the following liabilities of the Debtors and no others: liabilities with respect to critical vendors (to be agreed) under all assigned contracts and leases, the project financing, the DIP Facility, liabilities specified in paragraph 5, property taxes with respect to acquired assets and, to the extent set forth in the business plan and not paid under the DIP Facility, post petition payables, including professional fees, accruing prior to the Closing Date.

         3. Implementation. At the Closing of the Proposed Transaction, the Purchaser will acquire the Assets in consideration for, and the Company and the Purchaser shall implement the Proposed Transaction, as follows:

         (I). The Company will assign to the Purchaser, and the Purchaser will assume, the liabilities identified in paragraph 2 above, and such other liabilities of the Company, as determined by the Purchaser.

         (II). The Purchaser will provide the Company with $55 million in cash to satisfy transaction fees, administrative and priority claims and for distribution to other creditors, including the holders of the Existing Notes and reserves for pending litigation.

         (III). The Purchaser will provide the Company with up to $26 million in cash, to repay in full the aggregate outstanding principal amount of the existing bridge financing provided by the holders of the Existing Notes which amount shall include all accrued but unpaid pre-and post-petition interest thereon. In addition, the Purchaser will provide the Company with cash to repay the reasonable and documented post-petition fees and expenses of PricewaterhouseCoopers LLP and counsel in connection with matters related to or arising from the secured status of the Existing Notes in an amount not to exceed $200,000.

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If the Proposed Transaction does not close for any reason, the Purchaser will not have any obligation hereunder.

         4. DIP Facility. The Debtors shall file petitions for Chapter 11 cases, in the District of Delaware, on or before February 4, 2000 (the "Filing Date"). In connection with the Proposed Transaction and subject to the satisfaction of the conditions in paragraph 9 and such others as shall be agreed to, the Purchaser agrees to arrange debtor in possession financing (the "DIP Facility") to the Debtors on the following terms and conditions, and on usual and customary representations, warranties and covenants:

         Amount: A multiple draw term loan in an amount not to exceed $30 million. Interim advances (the "Interim DIP Facility") in an amount up to $8 million will be available for a period (the "Interim Period") not to exceed 20 days after the Filing Date pending final court approval of the DIP Facility.

         Financing Closing Date: Financing Closing Date shall occur promptly, but no later than 1 business day after the entry of an interim order approving the Interim DIP Facility.

         Interest:  10% per annum

         Fees:  1% on the aggregate amount of the DIP Facility

         Security: All of the real and personal property of the Company, including, without limitation, the stock of its subsidiaries, and all other assets currently securing the existing bridge financing on a pari passu basis with the lien securing the existing bridge financing. In addition, the DIP Facility and the existing bridge financing shall have a pari passu super-priority claim over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code pursuant to Section 364(c)(1) of the Bankruptcy Code subject to a carve out for (i) fees pursuant to 28 U.S.C.
Section 1930, (ii) any fees payable to the clerk of the bankruptcy court and
(iii) in the event of an occurrence and continuance of a default, accrued and unpaid fees and expenses of the professionals retained by the Debtors and any statutory committee in the cases in an aggregate amount approved by the bankruptcy court not to exceed $1,000,000.

         The DIP Facility order shall provide, in the form of adequate protection, that the existing bridge financing shall have a pari passu lien on all of the Company's real and personal property acquired subsequently to the Filing Date.

         Purpose: Proceeds of the loans under the DIP Facility shall be used solely to pay for the post-petition operating expenses of the Company incurred in the ordinary course of business, including ordinary course trade payables, to pay the employee bonuses described in paragraph 5(ii) below, for costs and expenses of administration of the bankruptcy cases, to pay a 1% collateral sharing fee to holders of the existing bridge financing, for capital expenditures and other general corporate purposes, in each case in accordance with an approved budget.

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         Maturity Date: The earliest to occur of (i) the expiration of the
Interim Period, in the event a final order is not entered on or before such date, (ii) the date of entry of an order confirming a plan of reorganization with respect to the Company, (iii) the consummation of any asset sale and (iv) the date that is 3 months after the Filing Date.

         Conditions: Subject to usual and customary conditions precedent including, without limitation, approved short term weekly cash flow budgets and based upon the business plan agreed to by the Company and the Purchaser and such other procedural conditions as will be set forth in the documentation.

         5. Employee Matters. Upon the Closing Date, the Company's 1999 bonus plan and retention bonus plan shall be paid to certain employees as follows: (i) to any employee of the Company that is entitled to receive such payments and that is hired by the Purchaser in connection with the Proposed Transaction, 100% of the aggregate amount of the 1999 bonus payment and the retention payment earned by such employee within 10 days of the closing of the Proposed Transaction to be paid by the Purchaser, (ii) to any employee of the Company that is employed by the Debtors at the Closing Date and not hired by the Purchaser or any employee employed by the Debtors at the Filing Date but terminated by the Company other than for cause prior to the Closing Date, 100% of the aggregate amount of the 1999 bonus payment earned by such employee, any severance payment earned by such employee (including accrued wages and vacation pay and withholding taxes) pursuant to the Company's severance policy in effect on the date hereof and the retention payment earned by such employee to be paid by the Purchaser and (iii) to any employee of the Company that resigns prior to the closing date of the Proposed Transaction, no 1999 bonus, retention or severance payment shall be made by the Purchaser.

         6. Documents. The Debtors shall each file a bankruptcy petition for relief under chapter 11 of the Bankruptcy Code as soon as possible and in any event no later than February 4, 2000. In order to consummate the transactions contemplated herein, the Debtors and the Purchaser shall use their best efforts to execute and deliver (A) definitive documents with respect to the DIP Facility, upon the Filing Date, and (B) with respect to the Asset Sale, (I) upon the Filing Date, a motion to obtain, on an expedited basis, a bid protection order in form reasonably acceptable to the Purchaser, providing, among other things, for the topping fee described in paragraph 7 below, and sale/auction procedures including minimum overbid requirements, and (II) as soon as possible after the Filing Date and in any event, no later than February 8, 2000, a purchase agreement. The terms of each of the definitive documents shall be in form and substance reasonably acceptable to the Purchaser and the Company and shall contain customary terms, conditions, representations, warranties, covenants, indemnities (other than the asset purchase agreement) and other agreements.

         7. Break-up Fee. (A) Upon entry of an appropriate order of the bankruptcy court, in the event that the Debtors or all or substantially all of the Debtors' assets, taken as a whole, (including, without limitation, the stock and assets of its subsidiaries) are sold to a third party or the Debtors accept a competing bid in the form of a recapitalization plan, whether pursuant to "higher and better offer" in a sale under Section 363 or otherwise, the Purchaser will be entitled to a break-up fee of $5 million plus reimbursement for reasonable fees and expenses (including professional fees and expenses) incurred by the Purchaser in connection with the Proposed

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Transaction, subject to the approval of the bankruptcy court which obligation shall constitute an allowed claim against the Debtors under sections 503 and 507(a) of the Bankruptcy Code. The Debtors shall consult with and consider the views of the holders of the Existing Notes as to whether the Debtors should accept a competing bid and in the case of a dispute, such dispute shall be resolved by the Bankruptcy Court. In addition, in connection with obtaining court approval of this summary of terms, as required in paragraph 6 above, the Debtors will use their best efforts to obtain Court approval of bid protections that, among other things, will provide minimum overbid requirements of $7.5 million over the consideration (i.e., an amount equal to the consideration described in paragraph 3 above) for the initial bid and $2.5 million over the then-highest bid of any additional bids. Other anticipated auction requirements would likely include requirements regarding the ability of any potential bidders to consummate an alternative transaction, the nonexistence of financing and due diligence conditions and that all competing bids be based on an acquisition of all or substantially all of the assets of the Company as proposed by the Purchaser or a recapitalization plan and provide an agreement to honor existing client contracts.

         (B) Prior to the entry of an order approving the overbid protections and break-up fee described above, the Company and its advisors shall (i) not solicit any other third-party proposals, (ii) not negotiate with any third party other than the Purchaser, and (iii) promptly inform the Purchaser of any inquiries it receives from third parties, except with respect to any action to the extent required by the Debtor's fiduciary obligations to the estate in the written opinion of the Debtor's outside counsel, and following at least 3 business days notice to the Purchaser.

         8. Interim Operations. From the execution date of this summary of terms through the Closing Date:

         (A) the Company will not, and will not cause its subsidiaries, to:

         (I) operate the Company and its subsidiaries other than in the ordinary course of business and consistent with past practice.

         (II) enter into any material agreement concerning the Company or any subsidiary or make any material change or modification to any existing agreement concerning the Company or any subsidiary, other than in the ordinary course of business and consistent with past practice and, with respect to any material agreement, with the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

         (III) hire or terminate employees without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

         (IV) make or support any motion before the bankruptcy court that would be inconsistent with this letter or the Proposed Transaction.

         (B) the Company will, and will cause its subsidiaries to,

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         (I) comply with the terms of a business plan to be agreed upon between the Purchaser and the Company.

         (II) assist the Purchaser's coordination team in familiarizing itself with all aspects of the Company's business, operations and technology. Such team will be located at the Company's facilities.

         (III) meet with representatives of the Purchaser frequently and in any event no less than once per week.

         (IV) consult with the Purchaser about any material matters concerning the Company and the Proposed Transaction and will work with the Purchaser to propose a plan of reorganization or a motion for the 363 Sale that will accomplish the Proposed Transaction.

In the event the Proposed Transaction does not close, all information developed by the Purchaser and the Company hereunder will be subject to the terms of the confidentiality agreement in effect on the date hereof between the Purchaser and the Seller.

         9. Conditions to Summary of Terms. This summary of terms is subject to the following conditions: (A) the Purchaser shall not receive any information materially inconsistent with the information received in the course of its legal, financial, tax, operational and accounting due diligence with respect to the Debtors and the Proposed Transaction through January 27, 2000, (B) no material adverse change in the business, condition (financial or otherwise), operations, performance or prospects of the Company and its subsidiaries (taken as a whole) since January 27, 2000, except as otherwise disclosed in writing to the Purchaser and (C) the execution and delivery of definitive documents on terms and conditions satisfactory to the Purchaser in accordance with paragraph 6.

         10. Closing Conditions to Asset Acquisition. Usual and customary, including court approval of a plan of reorganization and/or 363 Sale in each case on terms and conditions acceptable to the Purchaser that implements the Proposed Transaction, and other regulatory approvals (including
Hart-Scott-Rodino and FCC).

         11. Termination. This proposal will terminate and the parties' obligations hereunder shall terminate, upon the earliest of (A) February 4, 2000 if the Debtor has not filed a bankruptcy petition with the District Court of Delaware by that date, together with such other first day motions reasonably acceptable to the Purchaser, (B) February 21, 2000 if the Debtor has not obtained bankruptcy court approval of this summary of terms, including Court approval of the fees and expenses described in paragraph 7, by that date, (C) March 24, 2000 if the Company has not proposed a plan of reorganization or the court has not approved the 363 Sale, or (D) the date the Company seeks bankruptcy court approval of an agreement or transaction with any third party (including any of the Company's creditors). Notwithstanding such termination or anything to the contrary in this letter, paragraphs 7 and 12 shall survive such termination.

         12. Confidentiality. This summary of terms is being delivered with the understanding, the terms and conditions set forth herein shall remain strictly confidential, and will not be

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disclosed, without the prior consent of each of the parties hereto other than to the advisors of the parties hereto, the unofficial committee of bondholders and their advisors, and other debt holders of the Company, in each case, so long as such party agrees to maintain the confidential nature of this summary of terms. Upon the execution of this summary of terms, each party may make public announcements, issue press releases or make other statements regarding the status, general terms, conditions and facts of the Proposed Transaction, provided, however, that each party shall afford the other an opportunity to review any such press release prior to its issuance and shall not issue the same without the prior written consent of the other party which consent shall not be unreasonably withheld.